INTERDIGITAL ANNOUNCES SECOND QUARTER 2011 FINANCIAL RESULTS
KING OF PRUSSIA, PA — July 27, 2011 — InterDigital, Inc. (NASDAQ: IDCC) today announced results for the second quarter ended June 30, 2011.
Highlights for second quarter 2011:
•	Revenue of $69.9 million

•	Net income of $17.2 million, or $0.37 per diluted share

•	Ending cash and short-term investments totaling $701.1 million.
“Our second quarter 2011 results reflect a number of factors,” commented InterDigital’s President and Chief Executive Officer, William J. Merritt. “On the revenue side, we continued to see strong smartphone sales royalties from our key customers, offset by the expected decline in royalties from our Japanese customers, which is anticipated to be temporary, and a decline in our fixed fee royalties resulting from the expiration of our agreement with LG, with whom we continue to be in license renewal discussions. The expense side showed continued discipline in managing our costs even though our intellectual property enforcement costs increased in the quarter as a result of the recently filed ITC action. We ended the quarter with a very strong cash balance and continued optimism about the future prospects for the company.”
“In addition, the company has taken two important steps strategically,” continued Merritt. “First, on July 19, 2011, we announced that our Board of Directors initiated a process to explore and evaluate potential strategic alternatives for the company, which may include a sale or other transaction. The industry is witnessing considerable interest in intellectual property. In addition to our very strong patent portfolio, InterDigital® also has a very strong capability in developing fundamental wireless technologies and managing patent assets with a well-regarded licensing program, the combination of which differentiates us from many other companies. Given the current industry environment, the Board believes that it is an appropriate time to undertake this strategic options evaluation process.”
“Second, as disclosed in our press release of July 26, 2011, we have commenced new patent litigation against Nokia, Huawei and ZTE,” said Merritt. “While we do not often need to bring lawsuits against parties to protect our intellectual property, we will do so when such action is necessary. In this case, we believed the time had come to bring litigation, but only after months of attempts to negotiate a license on fair, reasonable and non-discriminatory terms.”
Second Quarter 2011 Summary
Total revenue in second quarter 2011 totaled $69.9 million, a 23 percent decrease from $91.2 million reported in second quarter 2010. The decrease in revenue year over year was driven primarily by a $16.5 million decrease in patent licensing royalties from $85.1 million in second quarter 2010 to $68.6 million
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in second quarter 2011, attributable to the absence of $14.4 million in fixed fee royalties associated with the license agreement with LG Electronics, Inc. (“LG”) and the impact of $4.9 million in past sales recognized in connection with the second quarter 2010 renewal of a patent license agreement. Additionally, technology solutions revenue decreased $4.8 million from $6.1 million in second quarter 2010, primarily due to the elimination of revenue under technology solutions agreements that concluded in 2010 and lower royalties recognized on the company’s SlimChip modem IP as a result of an ongoing arbitration proceeding related to one of the company’s technology solutions agreements. As of June 30, 2011, the company has deferred $18.7 million of revenue in connection with this arbitration. The decreases were partially offset by an increase in aggregate per-unit royalties of 11 percent, or $3.4 million, from $31.6 million in second quarter 2010, due to strong sales from customers with concentrations in smartphones. Customers that accounted for ten percent or more of the $69.9 million of second quarter 2011 total revenue were Samsung Electronics Company, Ltd. (“Samsung”) (37 percent), Research in Motion Limited (“RIM”) (16 percent) and HTC Corporation (“HTC”) (11 percent).
As a result of the decrease in revenue, the company’s second quarter 2011 net income of $17.2 million, or $0.37 per diluted share, declined 51 percent from net income of $35.0 million, or $0.78 per diluted share, in second quarter 2010.
Second quarter 2011 operating expenses of $40.1 million increased $2.0 million, or 5 percent, from $38.1 million in second quarter 2010. This increase in operating expenses was primarily due to an increase of $2.1 million in personnel-related costs due to increased personnel levels within the company’s patents, licensing and advanced research groups. In addition, intellectual property enforcement costs increased $1.9 million ($4.3 million in second quarter 2011 versus $2.4 million in second quarter 2010) primarily associated with the recently filed ITC action and non-patent litigation costs increased $0.7 million primarily due to costs associated with an arbitration proceeding related to one of the company’s technology solutions agreements. These and other increases were partially offset by an aggregate decrease of $1.8 million for consulting services and sublicense fees, primarily due to lower levels of patent due diligence and technology solutions agreements that concluded during 2010, respectively. In addition, the company experienced lower levels of commissions and long-term compensation costs.
In second quarter 2011, the company reported net other expense of $3.4 million as compared to net other income of $0.9 million in second quarter 2010. The change between periods primarily resulted from the recognition of $3.6 million of interest expense associated with the company’s 2.50% Senior Convertible Notes issued on April 4, 2011 (the “Notes”) and the recognition of $0.3 million for investment impairment in second quarter 2011.
The company’s second quarter effective tax rate was approximately 35 percent, level with second quarter 2010.
As previously disclosed on April 4, 2011, the company completed the offering of the Notes and related transactions, which resulted in a $211 million increase in cash.
Six Months 2011 Summary
The company’s first half 2011 revenue totaled $148.3 million, a 28 percent decrease from $207.3 million reported in first half 2010. The decrease in revenue year over year was primarily driven by a $53.4 million decrease in patent licensing royalties from $198.9 million in first half 2010 to $145.5 million in
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first half 2011. This decrease is attributable to the absence of $28.8 million in fixed fee royalties associated with the license agreement with LG and the impact of an unusually high level of past sales revenue of $40.7 million recognized in first half 2010. These past sales in first half 2010 related to: (i) a new license agreement with Casio Hitachi Mobile Communications Co., Ltd. (“CHMC”); (ii) the renewal of a license agreement; and (iii) the resolution of a routine audit. Royalties from past sales totaled $2.7 million recognized in first half 2011. Additionally, technology solutions revenue decreased $5.6 million in first half 2011 from $8.4 million in first half 2010, primarily due to the elimination of revenue from technology solutions agreements that concluded in 2010 and lower royalties recognized on the company’s SlimChip modem IP as a result of an ongoing arbitration proceeding related to one of the company’s technology solutions agreements. The decreases discussed above were partially offset by an increase in aggregate per-unit royalties of 21 percent, or $12.9 million, in first half 2011 from $61.5 million in first half 2010 due to strong sales from customers with concentrations in smartphones. Customers that accounted for ten percent or more of the $148.3 million of first half 2011 total revenue were Samsung (35 percent), RIM (16 percent) and HTC (10 percent).
As a result of the decrease in revenue, the company’s first half 2011 net income of $40.5 million, or $0.88 per diluted share, declined 52 percent from net income of $83.8 million, or $1.88 per diluted share, in first half 2010.
First half 2011 operating expenses of $81.2 million increased $1.6 million, or 2 percent, from $79.6 million in first half 2010. This increase in operating expense was primarily due to an increase of $3.4 million in personnel-related costs within the company’s patents, licensing and advanced research groups. Additionally, non-patent litigation costs increased $1.0 million, primarily due to costs associated with an ongoing arbitration proceeding related to one of the company’s technology solutions agreements. These and other increases were partially offset by decreases in commission expense, long-term compensation, sublicense fees and intellectual property enforcement. Commission expense decreased $1.8 million primarily due to the decline in revenues. Long-term compensation expenses decreased by $1.5 million primarily due to a first half 2010 charge of $1.8 million to increase the company’s accrual rate for the long-term compensation cash incentive period covering January 1, 2008 through December 31, 2010. Sublicense fees decreased $0.9 million due to technology solutions agreements that concluded during 2010. Additionally, intellectual property enforcement costs decreased $0.9 million ($8.0 million in first half 2011 versus $8.9 million in first half 2010).
In first half 2011, the company reported net other expense of $4.3 million as compared to net other income of $1.5 million in first half 2010. The change between periods primarily resulted from the recognition of $3.6 million of interest expense associated with the Notes and the recognition of $1.6 million for investment impairment in first half 2011.
The company’s first half 2011 effective tax rate was approximately 36 percent, compared to an effective tax rate in first half 2010 of approximately 35 percent. This year over year increase was primarily driven by non-deductible investment impairment charges recognized in first half 2011.
In first half 2011, the company used $46.2 million in free cash flow1 compared to $66.6 million generated in first half 2010. This change in free cash flow was primarily related to the $100 million and $33 million cash receipts from Samsung and CHMC, respectively, in first half 2010.
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Company Update Regarding Quarterly Conference Calls and Guidance
Due to the company’s announcement that the Board of Directors has initiated a process to explore and evaluate potential strategic alternatives, the company is suspending regular quarterly conference calls, including the company’s previously announced call scheduled for Thursday, July 28, 2011 at 10:00 am ET, and financial guidance until further notice.
About InterDigital
InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading wireless companies.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation: (i) our belief that the decline in revenues from Japanese customers will be temporary; (ii) our continued optimism about the future prospects for the company; (iii) our exploration and evaluation of potential strategic alternatives; and (iv) our belief that it is an appropriate time to undertake this strategic options evaluation process. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) the risks and uncertainties of any strategic alternative, including whether any strategic alternative will be identified or, if identified, whether it will be pursued or consummated; (ii) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (iii) our ability to leverage our strategic relationships and secure new patent license and technology solutions agreements on acceptable terms; (iv) changes in the market share and sales performance of our primary customers, delays in product shipments of our customers and timely receipt and final reviews of quarterly royalty reports from our customers and related matters; (v) the failure of the markets for our technologies to materialize to the extent or at the rate that we expect; and (vi) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings. We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
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[1]	Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
REVENUES:
Per-unit royalty revenue	$34,950	$31,579	$74,400	$61,579
Fixed fee amortized royalty revenue	33,201	48,604	68,402	96,678
Past sales	400	4,920	2,711	40,651
Technology solutions revenue	1,322	6,050	2,818	8,432

Total Revenue	69,873	91,153	148,331	207,340

OPERATING EXPENSES:
Patent administration and licensing	16,756	14,707	32,704	32,530
Development	15,763	16,364	33,187	32,528
Selling, general and administrative	7,547	7,008	15,327	14,527

	40,066	38,079	81,218	79,585

Income from operations	29,807	53,074	67,113	127,755

OTHER (EXPENSE) INCOME	(3,381)	889	(4,323)	1,489

Income before income taxes	26,426	53,963	62,790	129,244
INCOME TAX PROVISION	(9,270)	(19,000)	(22,295)	(45,454)

NET INCOME	$17,156	$34,963	$40,495	$83,790

NET INCOME PER COMMON SHARE — BASIC	$0.38	$0.80	$0.89	$1.91

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	45,369	43,971	45,338	43,794

NET INCOME PER COMMON SHARE — DILUTED	$0.37	$0.78	$0.88	$1.88

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	45,843	44,706	45,858	44,546

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.00	$0.20	$0.00

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SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income before income taxes	$26,426	$53,963	$62,790	$129,244
Taxes paid	(20,758)	(16,000)	(23,806)	(32,500)

Non-cash expenses	10,075	6,513	18,894	13,437
Increase in deferred revenue	18,131	43,922	35,469	52,497
Deferred revenue recognized	(57,324)	(72,286)	(118,934)	(133,643)
(Decrease) Increase in operating working capital, deferred charges and other	(2,600)	(7,266)	(5,670)	52,513

Capital spending & patent additions	(7,350)	(7,659)	(14,952)	(14,956)

FREE CASH FLOW	(33,400)	1,187	(46,209)	66,592

Tax benefit from share-based compensation	117	360	681	1,342
Payments on long-term debt, including capital leases	(95)	(80)	(141)	(434)
Proceeds from issuance of convertible senior notes, net	221,985	—	221,985	—
Purchase of convertible bond hedge	(42,665)	—	(42,665)	—
Proceeds from issuance of warrants	31,740	—	31,740	—
Dividend paid	(4,536)	—	(9,062)	—
Net proceeds from exercise of stock options	340	1,870	2,952	8,465
Unrealized gain on short-term investments	186	70	163	24

NET INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$173,672	$3,407	$159,444	$75,989

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SUMMARY CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	June 30,	December 31,
	2011	2010
Assets
Cash & short-term investments	$701,113	$541,669
Accounts receivable (net)	29,734	33,632
Current deferred tax assets	51,754	35,136
Other current assets	10,850	9,119
Property & equipment and patents (net)	141,708	138,649
Other long-term assets (net)	104,863	116,438

TOTAL ASSETS	$1,040,022	$874,643

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$301	$288
Accounts payable, accrued liabilities, taxes payable & dividends payable	31,517	43,468
Current deferred revenue	132,962	134,804
Long-term deferred revenue	250,551	332,174
Long-term debt & other long-term liabilities	203,050	10,793

TOTAL LIABILITIES	618,381	521,527
SHAREHOLDERS’ EQUITY	421,641	353,116

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$1,040,022	$874,643

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RECONCILIATION OF FREE CASH FLOW TO NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES
In the summary consolidated statements of cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net cash (used in) provided by operating activities	$(26,050)	$8,846	$(31,257)	$81,548
Purchases of property, equipment	(895)	(646)	(1,826)	(1,088)
Patent additions	(6,455)	(7,013)	(13,126)	(13,868)

Free cash flow	$(33,400)	$1,187	$(46,209)	$66,592

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Media Contact:	Investor Contact:
Jack Indekeu	Janet Point
Email: jack.indekeu@interdigital.com	Email: janet.point@interdigital.com
+1 (610) 878-7800	+1 (610) 878-7800